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                              FIRST AMENDMENT TO BYLAWS
                       OF DIVERSIFIED CORPORATE RESOURCES, INC.


      ARTICLE II, SECTION 5 OF THE BYLAWS IS HEREBY AMENDED TO READ AS FOLLOWS:

SECTION 5. CLOSING OF TRANSFER BOOKS AND FIXING RECORD DATE. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors of the Corporation may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, 60 days. If the stock transfer books shall be closed for the purpose of determining shareholders, such books shall be closed for at least ten days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 60 days and, in the case of a meeting of shareholders, not less than ten days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof except where the determination has been made through the closing of stock transfer books and the stated period of closing has expired.

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     IN WITNESS WHEREOF, the foregoing amendment to the Bylaws of Diversified
Corporate Resources, Inc. was duly adopted by the Board of Directors on March 27, 1998.


                                             /s/ M. Ted Dillard
                                             ------------------------------
                                             M. Ted Dillard, Secretary